Exhibit 10.22

AMENDMENT

TO

EXECUTIVE EMPLOYMENT AGREEMENT

AMENDMENT (“Amendment”) made effective on December 22, 2011 to the Executive Employment Agreement, dated as of November 9, 2010 (the “Employment Agreement”), among Rosetta Stone Ltd., a Delaware corporation (together with its successors and assigns, the “Company”), and Stephen Swad (the “Executive”).

WHEREAS, the Company and the Executive have previously entered into the Employment Agreement; and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to modify the excise tax gross-up provision in the Employment Agreement.

NOW, THEREFORE, in consideration for continued employment by the Company and for other good and valuable consideration as described below, the Executive and the Company agree that the Employment Agreement shall be amended as follows, effective on the date set forth above.

Recitals

A.          If the Executive signs this Amendment, then the Company shall pay the Executive the sum of $1.00, which will be subject to all applicable taxes and withholdings.  This amount shall be paid in a single payment on the Company’s normal and customary payroll date which is coincident with, or immediately follows, the execution of this Amendment.

B.          The Executive acknowledges that he must sign this Amendment as a condition of continued employment with the Company.

C.          The Executive further agrees and acknowledges that the consideration stated in this Amendment is adequate and sufficient consideration for this Amendment.

1.

Section [13] of the Employment Agreement is amended by deleting it in its entirety and substituting the following therefor:

“[13.]      Certain Additional Payments by the Company; Code Section 280G.

(a)           Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive pursuant to this Agreement (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first cash payment to be reduced; and (B) employee benefits shall be reduced last (but only to the extent such benefits may be reduced under applicable law, including, but not limited to the Code and the Employee Retirement Income Security Act of 1974, as amended) and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first benefit to be reduced.

(b)           The determinations and calculations required hereunder shall be made by nationally recognized accounting firm that is (i) not be serving as accountant or auditor for the person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code) or any Affiliate of such person, and (ii) agreed upon by the Company and Executive (the “Accounting Firm”).  The Company shall bear all expenses with respect to the determinations by the Accounting Firm required to be made hereunder.

(c)           The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Eligible Executive within fifteen (15) business days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.”

2.

Except with respect to the subject matters covered herein, this Amendment does not otherwise amend, supplement, modify, or terminate the Employment Agreement, which remains in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date set forth below.

EXECUTIVE

By:	/s/ Stephen Swad
Stephen Swad

Date:	12/22/2011

ROSETTA STONE LTD.

By:	/s/ Tom Adams
Tom Adams

Title:	Chief Executive Officer

Date:	12/22/2011